UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 15, 2008

HUSKER AG, LLC

(Exact name of registrant as specified in its charter)

Nebraska	000-49773	47-0836953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54048 Highway 20 Plainview, Nebraska	68769
(Address of principal executive offices)	(Zip Code)

(402) 582-4446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Husker Ag, LLC, a Nebraska limited liability company (the “Company”), borrowed $0.9 million under its Construction Loan on January 16, 2008 and $1.0 million under its Construction Loan and $20,000 under the Revolving Loan on February 15, 2008 from Union Bank and Trust Company pursuant to the terms and conditions of the Company’s Credit Agreement dated January 5, 2007 (the “Credit Agreement”). These funds were used to pay ICM, Inc. in connection with the Company’s plant expansion.

The Credit Agreement provides the Company up to $35.0 million of debt financing all of which is required to be used for the construction of the Company’s plant expansion project and for related start-up expenditures. The Credit Agreement consists of a Construction Loan and a Revolving Loan. The Construction Loan is a multiple advance loan with maximum borrowings of $25.0 million, available until the expansion is substantially complete or February 15, 2008, whichever occurs first. The Revolving Loan is a multiple advance loan with maximum borrowings of $10.0 million, available until 39 months after the Construction Loan has been paid in full or matures, whichever occurs first, but no later than June 1, 2018. Until the first principal payment is due under the Construction Loan, both of the loans accrue interest at the one month London Interbank Offering Rate (LIBOR) plus 3.00% adjusted monthly. Union Bank and Trust Company notified the Company that the resultant interest rates for the months of January 2008 and February 2008 were 7.6% and 6.144%, respectively.

As of February 15, 2008, the Company had outstanding borrowings of $25.0 million under the Construction Loan and $3.1 million under the Revolving Loan.

The disclosures set forth in Item 2.03 of the Form 8-K dated January 5, 2007 and filed on January 11, 2007 hereby are incorporated by reference into this Current Report.

Signature Page Following

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUSKER AG, LLC

Date: February 21, 2008	By:	/s/ Mike Kinney
Mike Kinney, Chairman of the Board